Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #113 dated March 10, 2005
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003

Marshall & Ilsley Corporation
MiNotes SM

Due from 9 Months to 30 Years

Trade Date: March 07, 2005

Issue Price: 100%

Original Issue Date: March 10, 2005

Principal Amount: $459,000

Maturity Date: March 15, 2012

Interest Rate: 4.600%

Interest Payment Dates: 04/15/05 & Monthly thereafter

Purchasing Agent acting as Principal: Merrill Lynch & Co.

Purchasing Agent Commission: 1.20%

Proceeds Before expenses: 98.80% ($453,492.00)

Survivor's Option: Yes

Redemption or Repayment: Yes

Redemption/Repayment Terms:
Callable 03/15/06 and semi-annually thereafter

Minimum Denomination:
$1,000 minimum investment with increments of $1,000

CUSIP No.: 57183MEW6

Original Issue Discount: No

Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161